EXHIBIT 99

EMC Insurance Group Inc. Announces 2013
Second Quarter Earnings Call and Access
Information, and Announces a Presentation by
Management at the InvestMNt 2013 Conference

DES MOINES, Iowa (July 11, 2013) - EMC Insurance Group Inc. (NASDAQ OMX/GS:EMCI) (the “Company”) today announced that 2013 second quarter earnings results will be released before the market opens on August 8, 2013. An earnings call will be held at 11:00 a.m. Eastern time on that date to allow securities analysts, stockholders and other interested parties the opportunity to hear management discuss the Company's 2013 second quarter earnings results, as well as its expectations for the remainder of the year.

Teleconference:
Dial-in information for the call is toll-free 1-877-407-9205 (International: 1-201-689-8054). The event will be archived and available for digital replay through November 8, 2013. The replay access information is toll-free 1-877-660-6853 (International: 1-201-612-7415); conference ID no. 417386.

Webcast:
A webcast of the teleconference can be accessed at the Company's investor relations page at www.emcins.com/ir. The archived webcast will be available until November 8, 2013.

Transcript:
A transcript of the teleconference will be available on the Company's website soon after the completion of the teleconference.

Management Presentation:
Additionally, Mr. Mark E. Reese, Senior Vice President and Chief Financial Officer, and Ms. Lisa A. Stange, Vice President, Chief Investment Officer and Treasurer, will present at InvestMNt 2013, a conference sponsored by the CFA Society of Minnesota on Thursday, August 1, 2013 at approximately 9:30 a.m. Eastern time. InvestMNt 2013 will be held at the University of St. Thomas, Minneapolis Campus, located at 1000 LaSalle Avenue, Minneapolis, MN in the Schulze School of Entrepreneurship. Interested persons may access the live audio portion of the presentation at the official conference website at www.investMNt.org, which will be available for 90 days following the event. The presentation slides will be available on the Company's website at www.emcins.com/ir/presentations.aspx.

About EMCI
EMC Insurance Group Inc. is a publicly held insurance holding company with operations in property and casualty insurance and reinsurance, which was formed in 1974 and became publicly held in 1982. The Company's common stock trades on the Global Select Market tier of the NASDAQ OMX Stock Market under the symbol EMCI. Additional information regarding EMC Insurance Group Inc. may be found at www.emcins.com/ir. EMCI's parent company is Employers Mutual Casualty Company (EMCC). EMCI and EMCC, together with their subsidiary and affiliated companies, conduct operations under the trade name EMC Insurance Companies.